Exhibit 4.3

INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of July 29, 2014 (this “Instrument”), among Caesar’s Entertainment Operating Company, Inc., FKA Harrah’s Operating Company Inc., a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at One Harrah’s Court, Las Vegas, Nevada 89119, (the “Issuer”), Law Debenture Trust Company of New York, a national banking association, having its principal corporate trust office at 400 Madison Avenue, Suite 4D, New York, New York 10017, as successor Trustee (the “Successor Trustee”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America, having its corporate trust office at 2300 W. Sahara Avenue, Suite 200, Las Vegas, Nevada 89102 as resigning Trustee (the “Resigning Trustee”).

RECITALS

The Issuer and the Resigning Trustee, are parties to that certain Indenture, dated as of September 28, 2005, as may have been amended and supplemented from time to time (the “Indenture”), pursuant to which the Issuer issued 5.75% Senior Notes due 2017 (the “Notes”).

The Resigning Trustee wishes to resign as Trustee under the Indenture; the Issuer wishes to appoint the Successor Trustee to succeed the Resigning Trustee as Trustee under the Indenture; and the Successor Trustee wishes to accept appointment as Trustee under the Indenture.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein, the receipt and sufficiency of which are hereby acknowledged, the Issuer, the Resigning Trustee and the Successor Trustee agree as follows:

ARTICLE ONE

THE RESIGNING TRUSTEE

Section 101. The Resigning Trustee hereby notifies the Issuer that the Resigning Trustee hereby resigns as Trustee under the Indentures.

Section 102. The Resigning Trustee hereby represents and warrants to the Successor Trustee that:

(a) This Instrument has been duly authorized, executed and delivered on behalf of the Resigning Trustee.

(b) No covenant or condition contained in the Indenture has been waived by the Resigning Trustee or, to the knowledge of the Responsible Officers assigned to its corporate trust department, by the respective holders of the percentage in aggregate principal amount of the Notes required by the Indenture.

(c) There is no action, suite, or proceeding pending or, to the knowledge of the Responsible Officers assigned to its corporate trust department, threatened against the Resigning Trustee before any court or governmental authority arising out of any action or omission by the Resigning Trustee as Trustee under the Indenture.

(d) $538,759,000.00 aggregate principal amount of the Notes are outstanding as of the date of this Instrument and all interest due on the Notes has been paid to April 1, 2014; and.

(e) To the best knowledge of the Responsible Officers of the Resigning Trustee assigned to its corporate trust department, the Resigning Trustee has lawfully discharged its duties as Trustee under the Indenture.

Section 103. Subject to the terms and limitations in this Instrument, the Resigning Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all right, title and interest of the Resigning Trustee in its capacity as Trustee, Registrar and Paying Agent under the Indenture in and to the trust under the Indenture, including all the rights, powers and duties of the Resigning Trustee (except for past fees and expenses collected and/or accrued prior to the date hereof as addressed in Section 304 below) under the Indentures. The Resigning Trustee shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers and duties hereby assigned, transferred, delivered and confirmed to the Successor Trustee. Any fees and expenses incurred by the Resigning Trustee in complying with the foregoing requirements of the Successor Trustee shall be deemed transitional services as referenced in Section 304 herein and shall be paid as provided in such Section 304.

Section 104. As of or promptly after the effective date of this Instrument, the Resigning Trustee shall deliver to the Successor Trustee the items listed on Exhibit A annexed hereto.

ARTICLE TWO

THE ISSUER

Section 201. The Issuer hereby certifies that the Issuer is, and the officer of the Issuer who has executed this Instrument is, duly authorized to: (a) accept the Resigning Trustee’s resignation as Trustee, Registrar and Paying Agent under the Indenture, and (b) appoint the Successor Trustee as Trustee, Registrar and Paying Agent under the Indenture.

Section 202. The Issuer hereby accepts the resignation of the Resigning Trustee as Trustee, Registrar and Paying Agent under the Indenture. Pursuant to the applicable provisions of the Indentures, the Issuer hereby appoints the Successor Trustee as Trustee, Registrar and Paying Agent under the Indenture and confirms to the Successor Trustee all the rights, powers and duties of the Resigning Trustee under the Indenture. The Issuer shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest in and confirm to the Successor Trustee all the rights, powers, and duties hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

Section 203. The Issuer hereby represents and warrants to the Successor Trustee that:

(a) It is a corporation duly incorporated and existing pursuant to the laws of the State of Delaware.

(b) The Indenture was validly and lawfully executed and delivered by the Issuer and is in full force and effect.

(c) The Indenture and the Notes are binding obligations of the Issuer.

(d) This instrument has been duly authorized, executed and delivered on behalf of the Issuer.

Section 204. Within ten (10) days after the Effective Date of this Instrument, the Successor Trustee shall notify The Depository Trust Company (“DTC”) of the succession set forth in this Instrument. Both the Resigning Trustee and the Successor Trustee agree to take such other actions as may be reasonably necessary to cause DTC to recognize the succession set forth in this Instrument.

ARTICLE THREE

THE SUCCESSOR TRUSTEE

Section 301. The Successor Trustee hereby represents and warrants to the Resigning Trustee and the Issuer that:

(a) The Successor Trustee is eligible and qualified under the Indenture and under the Trust Indenture Act of 1939, as amended, to act as Trustee under the Master Notes Indentures.

(b) This Instrument has been duly authorized, executed and delivered on behalf of the Successor Trustee.

Section 302. Pursuant to Section 7.8 of the Indenture, the Successor Trustee hereby accepts its appointment as Trustee under the Indenture and shall hereby be vested with all the rights, powers and duties of the Resigning Trustee under the Indenture. The Successor Trustee does not hereby assume any liability of the Resigning Trustee arising out of any breach by the Resigning Trustee in the performance or non-performance of the Resigning Trustee’s duties as Trustee under the Indenture.

Section 303. Promptly after the execution and delivery of this Instrument, the Successor Trustee shall cause a notice, substantially in the form of Exhibit B annexed hereto, to be sent to each Holder of the Notes in accordance with the Indenture.

Section 304. Notwithstanding this Instrument and the resignation of the Resigning Trustee, the Resigning Trustee shall retain all rights and entitlements relating to its service as Trustee under the Indenture arising or accruing on or before the effective date of this Instrument, including without limitation, all entitlements to the payment of its fees and reimbursement of its expenses, regardless of when such amounts become payable or are paid. In the event and to the extent the Successor Trustee shall exercise any lien upon the distributions to holders of the Notes or otherwise becomes entitled to receive payment of funds subject to Section 7.7 of the Indenture, or payment otherwise of any fees and expenses as Trustee under the Indenture for any reason at a time when the Resigning Trustee has not been fully paid, it shall do so for both its own fees and expenses and the outstanding fees and expenses of the Resigning Trustee, incurred in connection with its duties under the Indenture prior to the effective date of this Instrument, and any subsequent transitional services requested by the Successor Trustee from the Resigning Trustee after the effective date of this Instrument. The Successor Trustee shall promptly pay over a pro rata portion of any and all such proceeds to the Resigning Trustee when and as received. To the extent the Resigning Trustee receives funds from the Issuer, other than for payment of the Resigning Trustee’s fees and expenses, it agrees to hold those funds as agent for the Successor Trustee and promptly pay over such funds to the Successor Trustee.

ARTICLE FOUR

MISCELLANEOUS

Section 401. Except as otherwise expressly provided or unless the context otherwise requires, all capitalized terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Section 402. This Instrument and the resignation, appointment and acceptance effected hereby shall be effective as of the close of business on the date first above written, upon the execution and delivery hereof by each of the parties hereto; provided, however, that the resignation of the Resigning Trustee as Registrar and Paying Agent and appointment of the Successor Trustee as Registrar and Paying Agent shall be effective as of the close of business 10 business days after the date first written above

Section 403. Notwithstanding the resignation of the Resigning Trustee effected hereby, the Issuer shall remain obligated under Section 7.7 of the Indenture to compensate, reimburse and indemnify the Resigning Trustee in connection with its prior and transitional service under the Indenture as Trustee to the same extent as if no resignation shall have occurred. The Issuer shall promptly pay the fees and expenses of the Resigning Trustee and its professionals to the extent provided by the Indenture.

Section 404. This Instrument shall be governed by and construed in accordance with the laws of the state governing the Indenture, without giving effect to the conflict of law provisions thereof to the extent the law of another jurisdiction would apply.

Section 405. Nothing in this Instrument shall impose any duty upon the Resigning Trustee to disclose any communications, information or materials subject to the attorney client privilege, work product doctrine or any confidentiality agreement to the Successor Trustee or any other person or entity.

Section 406. This Instrument may be executed in any number of PDF or facsimile counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 407. All notices will be deemed received when sent pursuant to the following instructions:

TO THE SUCCESSOR TRUSTEE:

Thomas Musarra

Law Debenture Trust Company of New York

400 Madison Avenue, Suite 4D

New York, NY 10017

Direct Dial: (212) 750-6474

Facsimile: (212) 750-1361

TO THE RESIGNING TRUSTEE:

Sandra Spivey

Vice President

U.S. Bank National Association

Corporate Trust Services

2300 W. Sahara, Suite 200

Las Vegas, NV 89102

Direct Dial: (702) 251-1656

Facsimile: (702) 251-1657

TO THE ISSUER:

Caesar’s Entertainment Operating Company, Inc., FKA Harrah’s

Operating Company Inc.

One Harrah’s Court

Las Vegas, Nevada 89119

Attn: General Counsel

Facsimile: (702 407-6022

IN WITNESS WHEREOF, the parties hereto have caused this Instrument of Resignation, Appointment and Acceptance to be duly executed as of the day and year first above written.

Caesar’s Entertainment Operating Company, Inc., FKA Harrah’s Operating Company Inc., as Issuer

By	/s/ Donald Colvin
Name: Donald Colvin
Title: Chief Financial Officer

Law Debenture Trust Company of New York, as Successor Trustee

By	/s/ Thomas Mussara
Name: Thomas Mussara
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as Resigning Trustee

By	/s/ Sandra Spivey
Name: Sandra Spivey
Title: Vice President

EXHIBIT A

Documents to be delivered to the Successor Trustee:

1.	Executed copy of the Indentures.

2.	Such other nonconfidential, unprivileged documents currently in the possession of the Resigning Trustee, as the Successor Trustee may reasonably request in order to transfer the appointment to it.

EXHIBIT B

[Successor Trustee letterhead]

NOTICE

Caesar’s Entertainment Operating Company Inc., FKA Harrah’s Entertainment Operating Company, Inc., (the “Issuer”) 5.75% Senior Notes due 2017 (the “Notes”):

NOTICE IS HEREBY GIVEN, pursuant to Section 10.2 of the Indenture (the “Indenture”), dated as of September 28, 2005, as may have been amended or supplemented, by and between the Issuer and U.S. Bank National Association (“U.S. Bank”), as Trustee, that U.S. Bank has resigned as Trustee under the Indenture.

Pursuant to Section 7.8 of the Indenture, the Issuer has appointed Law Debenture Trust Company of New York, a national banking association, (“Law Debenture”) as successor Trustee under the Indenture, which appointment has been accepted and has become effective. The address of Law Debenture is as follows:

Law Debenture Trust Company of New York

400 Madison Avenue, Suite 4D, New York, NY 10017

Dated: [DATE]

Law Debenture Trust Company of New York, as Successor Trustee